Press Release
Source: Odd Job Stores, Inc.

ODD JOB STORES ANNOUNCES PHIL CARTER, FORMER CLOSEOUT EXECUTIVE,
ADDED TO BOARD OF DIRECTORS

Monday December 9, 5:23 pm ET

SOUTH PLAINFIELD, N.J.--(BUSINESS WIRE)--Dec. 9, 2002--Odd Job Stores, Inc. (Nasdaq:ODDJ - News), a closeout retail chain operating 77 stores in 8 states today announced the addition of Phil Carter to its Board of Directors.

Steve Furner, Odd Job's interim Chief Executive Officer, commented, "The Company and its Board of Directors are extremely pleased to add Mr. Carter as a Board Member. His experience in the closeout retail industry will be invaluable in helping management develop strategic plans to improve profitability and growth of the Company."

Mr. Carter's background includes being President and Chief Executive Officer of Mac Frugal's Bargain Centers from 1995 to 1998. Under his leadership,
Mac Frugal's significantly improved its profitability and increased its stock price. Since Mac Frugal's, Mr. Carter was CEO of Apria Healthcare and has recently accepted the position of President and Chief Executive Officer of Rotech Healthcare.

Odd Job Stores, Inc. is a major closeout retailer operating stores in New York, New Jersey, Connecticut, Pennsylvania, Delaware, Ohio, Kentucky and Michigan under the names "Odd Job", "Odd Job Trading", and "Mazel's". The Company changed its corporate name to "Odd Job Stores, Inc." in June of this year and will change the name of its 12 stores operating under the Mazel name over the next several years. Company information is available on the Internet at www.oddjobstores.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, (i) the Company's continuing execution of its plan to restore its retail stores to profitability; (ii) the ability to purchase sufficient quality closeout and other merchandise at acceptable terms; and (iii) the ability of the Company to attract and retain qualified management and store personnel. Please refer to the Company's SEC filings for further information.

Contact:
     Mazel Stores, Inc.
     Ed Cornell, 908/222-1000, ext. 285